EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-182935 and 333-37878) and Form S-3 (Registration Nos. 333-114483 and 333-175054) of TOR Minerals International, Inc. and Subsidiaries of our report dated March 9, 2017, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Houston, Texas
March 9, 2017